Exhibit 10.10
COMPELLENT TECHNOLOGIES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (the “Agreement”), originally entered into as of the 12th day of July, 2002, is by and between Compellent Technologies, Inc., a Delaware corporation (“the Company”), and John P. Guider (“Executive”), an individual residing in the State of Minnesota, is hereby amended and restated, effective as of the 16th day of June, 2008 (the “Effective Date”).
Recitals
     The Company desires to employ Executive and avail itself of the unique skills, talents, contacts, judgment and knowledge of Executive;
     Executive desires to be employed by the Company pursuant to the terms and conditions described more fully below:
     Now, Therefore, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:
Agreements
     1. Employment and Duties. Subject to the terms and conditions set forth herein, the Executive shall serve as the Company’s Chief Operating Officer, with those duties set forth on Schedule 1 attached hereto. Executive shall devote his full working time and efforts to the Company’s business, to the exclusion of all other employment or active participation in other material business interests, unless otherwise consented to in writing by the disinterested members of the Board of Directors of the Company (the “Board”). Executive may not serve as a director on any board of directors without the unanimous written consent of the Board.
     2. Term of Employment. Executive’s employment with Company shall be at will and this Agreement may be unilaterally terminated by either party subject to the terms of Section 8 of this Agreement.
     3. Compensation. For all services rendered by Executive pursuant to this Agreement, including serving on the Board of Directors of the Company or any of its subsidiaries or affiliates, if required by the Company, the Company shall compensate Executive pursuant to the terms and conditions as initially listed in Schedule 2 attached hereto, or as it may be adjusted from time to time hereafter.
     4. Confidential Information.
          A. Executive acknowledges that it is the policy of the Company (for purposes of this Section 4, the term “the Company” shall also refer to any subsidiary, parent or other affiliate of the Company, subsidiaries of the parent company, any holding company related to the Company or its parent and any subsidiaries thereto) to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by the

Company relating to the business, operations, employees, and/or clients of the Company which gives the Company a competitive advantage in its industry, including, without limitation, information about net costs, profits, markets, suppliers, sales products, key personnel, pricing policies, operational methods, technical processes, computer software, computer programs, blue-prints, algorithms, research and development materials and other business affairs and methods and other information not readily available to the public, operating manuals, computer software for the Company’s market tracking system, financial statements, forecasts and operating data and business plans (all such information is hereinafter referred to as “Confidential Information”). Executive recognizes that the services to be performed by him are special and unique, and that by reason of Executive’s duties, he will acquire and have access to Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. In consideration of the Company’s entering into this Agreement, Executive agrees that during the term of this Agreement and at all times thereafter: (i) except in connection with the performance of his duties, Executive shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained before or during Executive’s employment by the Company (whether obtained prior to, during or after the term of this Agreement) without the prior written consent of the Company’s Board of Directors; and (ii) during the term of this Agreement, he shall exercise all due and diligent precautions to protect the integrity of the Company’s mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals or other documents embodying any Confidential Information.
          B. The provisions of this Section 4 shall not apply to Confidential Information (i) which is known generally to the public, (ii) which otherwise comes into the public domain without the fault of Executive, or (iii) which Executive obtains from sources other than the Company or its employees, agents or representatives (provided that such exception shall not be applicable to Confidential Information disclosed to Executive in Executive’s position as a director, officer and employee of the Company).
     5. Non-competition.
          A. During the term of this Agreement and for a period of six (6) months after the termination of this Agreement for any reason (or for such a lesser period of time as may be determined by a court of law or equity to be a reasonable limitation on Executive), unless the Company is in material default of the provisions of Section 9 hereof, as applicable, Executive shall not do the following:
               (i) Solicit, directly or indirectly, any director, officer or employee of the Company (for purposes of this Section 5, the term “the Company” shall also refer to any subsidiary, parent or other affiliate of the Company, subsidiaries of the parent company, any holding company related to the Company or its parent and any subsidiaries thereto) to discontinue that individual’s status of employment with the Company, nor to become employed in any activity similar to or competitive with the business of the Company being conducted at the time of termination of this Agreement within the territories in which the Company conducts its business operations;
               (ii) Solicit or cause or authorize, directly or indirectly to be solicited, for or on behalf of Executive or any third party, from others who are customers of the Company or active prospects, any business which is competitive with the Company within the territories in which the Company conducts its business operations;
               (iii) Enter into or engage, directly or indirectly, in any business that directly competes with the business conducted by the Company within the territories in which the Company conducts its business operations;
               (iv) Solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company;
               (v) Promote or assist, financially or otherwise, any person or entity engaged in any business that directly competes with the business conducted by the Company within the territories in which the Company conducts its business operations; or
               (vi) Engage in or invest in, own, manage, operate, finance, control, consult with or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to or render services or advice to any business that directly competes with the business conducted by the Company within the territories in which the Company conducts its business operations.
          B. Nothing herein shall prohibit Executive from holding shares or stock or warrants or debentures in a company listed on a nationally or internationally recognized stock exchange, if Executive owns no more than five percent (5%) of such company’s outstanding shares.
     6. Remedies for Violations of Sections 4 and 5 and the Proprietary Agreement.
          A. If the covenants contained in Sections 4 or 5 hereof or in the Proprietary Agreement (as defined herein) are violated, Executive acknowledges and agrees that such violation will cause irreparable damage to the Company, that the remedy at law of the Company will be inadequate and that the Company shall, in addition to, but not in limitation of, any other rights or remedies available at law or in equity, be entitled to injunctive relief and/or specific performance without the posting of a bond or other security without the necessity of proving actual damage and Executive shall forfeit all of his rights, title and interests in or to the severance payments and benefits set forth in Section 9 below, and the Company shall have the right to recover from Executive any such severance payments or benefits previously provided to Executive.
          B. The parties hereto acknowledge that the provisions of Sections 4 and 5 hereof and the Proprietary Agreement shall survive the termination of this Agreement.
          C. If the duration of, the scope of or any business activity covered by any provision of Sections 4 or 5 or the Proprietary Agreement is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that Sections 4 and 5 hereof and the provisions of the Proprietary Agreement shall be given the construction which renders the provisions valid and enforceable to the maximum extent, not exceeding their express terms, possible under applicable law.
     7. Proprietary Information and Inventions Agreement. Executive affirms his obligations under the Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) that is attached as Schedule 3 hereto, which he has previously executed in connection with the commencement of his employment.
     8. Termination.
          A. Voluntary Termination. Except as provided in Sections 8.B., C., D. and E., each party hereto may terminate Executive’s employment by giving to the other party no less than sixty (60) days prior written notice of the party’s intent to terminate. If Executive voluntarily terminates his employment without Good Reason then the Company shall have no further liability to Executive for any payment, compensation or benefit whatsoever, other than payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s termination. If the Company voluntarily terminates Executive’s employment without Cause (as set forth in Section 8.D. hereof) or Executive terminates his employment for Good Reason (as set forth in Section 8.E.), and subject to Executive’s compliance with Sections 4, 5 and 9 hereof of this Agreement and the provisions of the Proprietary Agreement, then Executive shall be entitled to a severance payments and benefits as described in Section 9 of this Agreement.
          B. By Death. Executive’s employment shall be terminated automatically upon the death of Executive. The Company’s total liability in such event shall be limited to payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s death.
          C. By Disability. The Company may terminate Executive’s employment upon the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days. The Company shall have no liability for severance pay or benefits following the date of Executive’s termination of employment, other than payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s termination AND ANY RIGHTS EXECUTIVE HAS TO DISABILITY INSURANCE BENEFITS UNDER APPLICABLE LAW OR THE COMPANY’S SHORT OR LONG TERM DISABILITY INSURANCE POLICIES AS IN EFFECT AT THE TIME OF TERMINATION.
          D. For Cause. The employment relationship between Executive and the Company created hereunder shall automatically and immediately terminate upon the occurrence of any one of the following events:
               (i) the conviction of Executive of a felony;
               (ii) the gross negligence or willful misconduct of Executive which is reasonably determined by the Board to be injurious to the business or interests of the Company;

               (iii) Executive’s willful violation of specific and lawful directions of the Board, which persists for a period of 5 days after notice is given of such willful violation;
               (iv) excessive absenteeism of Executive which persists for a period of 30 days after the Board has given the Executive notice of such absenteeism;
               (v) material failure of Executive to perform or observe the provisions of this Agreement with the Company which persists for a period of 30 days after notice is given of such failure to perform or observe;
               (vi) failure to cooperate with the Company in any investigation or formal proceeding; or
               (vii) any act of fraud with respect to any aspect of the Company’s business where such act is reasonably determined by the Board to be injurious to the business of the Company.
          E. Good Reason. Executive’s voluntary resignation of his employment under this Agreement will be considered to be with “Good Reason” if, following the occurrence of one or more of the events listed below, Executive (1) provides written notice to the Board of the event(s) constituting Good Reason within thirty (30) days after the first occurrence of such event(s), (2) the Company fails to reasonably cure such event(s) within thirty (30) days after receiving such notice, and (3) Executive’s termination of his employment is effective not later than thirty (30) days after the end of the period in which the Board may cure the event(s). The following events will give rise to Good Reason, unless Executive has consented thereto in writing:
               (i) A material reduction or diminution in the Executive’s job responsibilities or duties; provided, however, that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the reassignment shall constitute Good Reason (including but not limited to, following a Change in Control) performing substantially the same duties with respect to substantially the same size and scope of organization, but which organization is part of a larger organization);
               (ii) A material reduction by the Company of Executive’s Base Salary as in effect on the date of this Agreement (as set forth on Schedule 2 hereof) or as same may be increased from time to time thereafter; provided, however, that a reduction of Base Salary in connection with a similar general reduction of the base salaries of the Company’s executive employees shall not constitute Good Reason;
               (iii) The relocation of Executive’s primary work location, on a permanent basis, to an office that would increase the Executive’s one way commute distance by more than seventy-five (75) miles from Executive’s primary work location as of immediately prior to such change; or
               (iv) any acquirer, successor or assignee of the Company fails to assume and perform, in all material respects, the obligations of the Company hereunder.

     9. Severance.
          A. If the Company voluntarily terminates Executive’s employment without Cause (and other than as a result of Executive’s death or disability (as defined above)) or if Executive resigns his employment with Good Reason, then subject to the effectiveness of Executive’s executed general waiver and release of claims in favor of the Company and its affiliates (in substantially the form attached hereto as Schedule 4), and provided Executive complies with his continuing obligations to the Company (including but not limited to those in Sections 4 and 5 above and the Proprietary Agreement), Executive shall be entitled to receive:
               (i) a lump sum payment equal to six (6) months of his Base Salary, less applicable withholdings (the “Cash Severance”);
               (ii) if Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to termination, and if Executive (or his eligible dependents) timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay to the insurance carrier(s) the full amount of the premiums due for Executive and his eligible dependents for the first six (6) months of such coverage under COBRA (or until such earlier time as Executive and/or his eligible dependents are no longer eligible for COBRA coverage); and
               (iii) if the termination occurs on, within three (3) months prior to, or eighteen (18) months following, a Change in Control (as defined below), 100% of Executive’s then-outstanding and unvested compensatory equity awards (in addition to any acceleration provided for pursuant to the stock option to purchase 133,333 shares granted on May 3, 2006 pursuant to the Company’s 2002 Stock Option Plan, as amended (the “Prior Stock Option Grant”)) shall become immediately fully vested and, as applicable, exercisable, effective as of immediately prior to the termination of Executive’s employment.
               Executive must execute the release of claims within forty-five (45) days following the date of termination, and allow the release to become effective in accordance with its terms. If the release becomes effective within such time period, and subject to Executive’s observation of his continuing obligations, the Company will pay the Cash Severance on the first regular payroll pay date following the effective date of the release.
          B. If the Company (or, if applicable, the successor entity thereto) determines that these severance payments and benefits (the “Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the termination date, (ii) the date of the Eligible Employee’s death, or (iii) such earlier date, as reasonably determined in good faith by the Company (or any successor entity thereto), as would not result in any of the Payments being subject to adverse personal tax consequences under Section 409A (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this Section 9(B) and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth in Section 9(A) above. For the avoidance of doubt, it is intended that (1) each installment of the Payments provided in Section 9(A) above is a separate “payment” for purposes of Section 409A, (2) all Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4)-(6), and 1.409A-1(b)(9)(iii), and (3) the Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).
          C. Golden Parachute Tax.
               (i) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would maximize Executive’s after-tax proceeds: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Transaction Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the following order: (1) reduction of other cash payments (if any); (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.
               (ii) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 9(C). If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the

Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
               (iii) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
          D. Change in Control. For purposes of this Section 9, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
               (i) any Exchange Act Person (as defined in the Company’s 2007 Equity Incentive Plan) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (a) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (b) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
               (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (a) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (b) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;
               (iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
               (iv) over a twelve month period, individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.
               For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
     10. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction in accordance with Section 16 for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     11. Attorney Fees. If any arbitration proceeding or action at law or in equity, including any action for declaratory or injunctive relief, is brought which arises out of this Agreement or the termination of Executive’s employment, or which seeks to enforce or interpret this Agreement or to seek damages for its breach, the prevailing party shall be entitled to recover reasonable attorney fees from the non-prevailing party, which fees may be set by the court or arbitrator in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
     12. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. This Agreement shall not be assignable or delegable by the Company. Any attempted assignment by Executive or the Company shall be void. Notwithstanding the preceding two sentences, this Agreement may be assigned or delegated by the Company to any parent company, subsidiary, successor or affiliate (where such affiliate is at least 51% owned by the Company) of the Company. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, affiliates, representatives and assigns of the Company.
     13. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable under present or future law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
     14. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:
If to the Company:
7625 Smetana Lane
Eden Prairie, MN 55344
Attention: Chief Executive Officer
If to the Executive:
John P. Guider
c/o Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, MN 55344
Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.
     15. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.
     16. Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the state of Minnesota. The parties agree that any dispute concerning this Agreement is to be brought in the District Court in Hennepin County, Minnesota and consent to jurisdiction and venue therein.
     17. Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between the parties, except as otherwise specified herein, and supersedes any other agreement between Executive and the Company, whether oral or in writing, with respect to the subject matter hereof; provided, however, that nothing herein shall supersede the acceleration provisions of any stock option agreement by and between the Executive and the Company pursuant to the Company’s 2002 Stock Option Plan, as amended (as the Executive shall be entitled to such acceleration benefits as well as the acceleration benefits contained in Section 9(A)(iii) hereof with regard to such Prior Stock Option Grant). This Agreement may not be altered or amended, nor may any of its provisions be waived, except by a writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced.
     18. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
     19. Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.
[signature page follows]

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

Compellent Technologies, Inc.

By	/s/ Philip E. Soran

Philip E. Soran

EXECUTIVE:

/s/ John P. Guider

John P. Guider

SCHEDULE 1
Position and Duties of Executive
Position:
Executive is employed in the following position with the Company: Chief Operating Officer.
Duties:
Executive shall have the following duties:
     Overall management of engineering, manufacturing and quality programs of Company.

SCHEDULE 2
Compensation
Base Salary:
Executive shall receive an annual Base Salary of $275,000 for calendar year of 2008. Determination of annual Base Salary beyond calendar year 2008 shall be made by mutual agreement of Executive and the Company. The Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable on the Company’s regular payroll schedule, which currently is a semi-monthly basis in twenty-six (26) equal installments per year.
Benefits:
Executive shall be eligible to participate in all benefit programs and plans that the Company provides to its key management employees consistent with the policies and procedures of the Company. Additionally, the Company shall provide an annual allowance of $1,000 for a medical physical examination for Executive.
Bonus:
Executive shall be entitled to participate in a mutually agreed upon yearly Bonus Program, as in effect from time to time, at the level determined by the Board.
Vacation:
Executive shall be entitled to accrue vacation days in accordance with the Company’s general vacation accrual policy, to be taken with due observance of the interests of the Company. Upon termination of this Agreement during a calendar year, compensation for vacation not used will be calculated and compensated for on a pro rata basis. Executive shall also be entitled to such holidays as are typically observed by the Company.
Reimbursement of Expenses:
The Company recognizes that Executive may incur legitimate business expenses in the course of rendering services to the Company. Accordingly, the Company shall reimburse Executive for reasonable business expenses to the extent and on the terms provided in the Company’s policies, provided, however, that Executive shall not be reimbursed for any such expense that is not substantiated, to the Company’s reasonable satisfaction, by way of invoice or other pertinent documentation or information.

SCHEDULE 3
PROPRIETARY AGREEMENT

COMPELLENT TECHNOLOGIES, INC.
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or the continuation of my employment with Compellent Technologies, Inc., (the “Company”), and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree that:
     1. Definitions.
(a) The term “Company” shall include any subsidiary, parent or other affiliate of Company, subsidiaries of the parent company, any holding company related to Company or its parent and any subsidiaries thereto.
     (b) The term “Proprietary Information” shall include any and all information, that has commercial value in the business in which the Company is or may become engaged and which is not generally known to others, including, trade secrets, research, processes, structures, formulae, data and know-how, improvements, inventions, code, computer software and programs, product concepts, techniques, business and marketing plans, strategies, financial statements and forecasts, customer lists and information about the Company’s employees, clients, consultants or licensees.
     2. Ownership, Nondisclosure, and Protection of Proprietary Information. — All Proprietary Information shall be the sole property of the Company and its assigns. Except as may be necessary in the performance of my duties as an employee and only for the benefit of the Company, I will keep in confidence and will not, during my employment by the Company or any time thereafter, without the prior written consent of the Company’s President, use, publish, disseminate or otherwise disclose any Proprietary Information of the Company, including the information of others provided to the Company with restrictions on its use or further disclosure.
     3. Delivery of Documents and Data. In the event of the termination of my employment by the Company or by me for any reason, I will deliver to the Company all documents, data, and information of any nature pertaining to my work with the Company, I will not take with me or deliver to anyone else any documents, data and information (or any reproduction) of any description containing or pertaining to any Proprietary Information and I will sign and deliver the “Termination Certification”, attached as Exhibit 2, to the Company.
     4. Disclosure of Inventions and other Information. I will promptly and fully disclose and describe to the Company, all products, improvements, inventions, designs, ideas, works of authorship or copyrightable works, discoveries, trademarks, trade secrets, formulae, processes, techniques, know-how, and data, (collectively hereinafter called “Inventions”), whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment (whether or not during normal working hours) that are related to or useful in the actual or anticipated business of the Company, or result from tasks assigned me by the Company or result from use of premises or equipment owned, leased, or contracted for by the Company.
     5. Assignment of and Assistance on Inventions.
(a) I hereby assign to the Company or to its nominee, the sole and exclusive ownership of all my rights to such Inventions and to applications for letters patent, copyright registrations and other associated rights in all countries.
(b) I further agree to assist the Company, at the Company’s expense, to apply for, obtain and vest in the name of the Company or its nominee, letters patent, copyrights or other analogous protection in any country throughout the world and any associated renewal or restoration documents, including the execution of any documents and to do such other acts as may be necessary in the opinion of the Company to preserve its rights against forfeiture, revocation, abandonment or loss.
(c) This Agreement does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work I perform for the Company.
(d) In the event the Company is unable, after reasonable effort, to secure my signature on any patent, copyright or other analogous protection relating to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by me. My obligation to assist the Company in obtaining and enforcing patents and copyrights for such Inventions in any and all countries shall continue beyond the termination of my employment, for whatever cause, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.
(e) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are being created as “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by the Copyright Office or a court of competent jurisdiction not to be works made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable and unconditional assignment by me to the Company of all of my right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the works for the copyright term(s).
     6. No Breach of Duty. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not, and to the best of my present knowledge and belief will not, breach any agreement or duty to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. I am not at the present time restricted from being employed by the Company or entering into this Agreement.
     7. No Prior Employer or Third Party Property. I acknowledge that Company does not desire to receive any proprietary information in breach of my obligation to others and, I agree that I will not disclose to Company or use in the performance of my duties for Company, any proprietary information, materials or documents of a former employer or other third party that are not generally available to the public without accompanying written authorization from such party. I further acknowledge that I am not to breach any obligation of confidentiality or duty that I have to former employers.
     8. Non-Competition.
(a) During the term of this Agreement and for a period of one (1) year after the termination of this Agreement for any reason (or for such a lesser period of time as may be determined by a court of law or equity to be a reasonable limitation), I shall not in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, consultant, or otherwise:
(i) Solicit, directly or indirectly, any director, officer or employee of Company to discontinue that individual’s status of employment with Company, nor to become employed in any activity similar to or competitive with the business of Company being conducted at the time of termination of this Agreement within the territories in which Company conducts its business operations;
(ii) Directly or indirectly solicit for the sale of or sell to any customer or prospective customer with whom I had contact or for whom I had direct or indirect responsibility at any time during my last year of employment with the Company any services, products, or processes that are similar to or compete with the services, products or services then manufactured or sold by the Company;
(iii) Solicit, request, advise, or induce any current or potential customer, supplier, or other business contact of the Company to cancel, curtail, or otherwise adversely change its relationship with the Company; or
(iv) Enter into or engage in, directly or indirectly, any software development or other business that develops, manufactures, markets, sells, or promotes any services, products, or processes which are similar to or competitive with any services, products, or processes of the Company with which I worked at any time during the last year of my employment with the Company or any services, products, or processes then in existence or under development at the Company about which I shall have acquired Proprietary Information at any time during my last year of employment with the Company.
     (b) Nothing herein shall prohibit me from holding shares or stock or warrants or debentures in a company listed on a nationally or internationally recognized stock exchange, if I own no more than five percent (5%) of such company’s shares entitled to vote at a meeting of its shareholders.
     9. Remedies for Breach. I agree that any breach of this Agreement by me would cause irreparable damage to the Company and that the remedy at law of Company will be inadequate. In the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance, or other equitable relief to prevent or redress the violation of my obligations hereunder. If the provisions for the duration of the scope of or any business activity covered by the agreement exceeds that which is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. I hereby acknowledge that such provision shall be given the construction which renders the provisions valid and enforceable to the maximum extent, not exceeding their express terms, possible under applicable law.
     10. Effective Date. This Agreement shall be effective as of the first day of my employment by the Company, or (if my employment has already commenced), as of the date I sign this Agreement.
     11. Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts of law.
     12. Entire Agreement. This Agreement replaces and supercedes any and all prior written or oral agreement entered into between the parties relating to the subject matter hereof.
     13. Assignability. This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators, shall inure to the benefit of the Company, its successors, and assigns, and shall survive the termination of my employment by the Company, regardless of the manner of such termination.
     14. Severability. In the event that a court of competent jurisdiction declares a provision of this agreement to be invalid for any reason, the remaining provisions shall not be affected and shall remain enforceable. Further, such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.

     15. Prior Inventions. All improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulae, processes, techniques, know-how and data relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company shall be deemed “Inventions” for the purposes of this Agreement except as set forth below:
List of Pre Compellent Technologies, Inc. Employment Inventions and Writings
This Agreement does not apply to inventions or improvements in which you have an interest which were made prior to your employment by the Company. To clearly identify any such items, list them below by titles and approximate dates. Attach additional sheets if necessary.

Title	Date

Accepted by Employee:

/s/ John P. Guider	July 12, 2002

Signature of Employee	Date

John P. Guider

Type or Print Name
Accepted by Compellent Technologies, Inc.:

By: Philip Soran	/s/ Philip E. Soran	July 12, 2002

Its: President/CEO		Date

Attachment 1
TERMINATION CERTIFICATION
     1. This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Compellent Technologies, Inc., any subsidiary, parent or other affiliate of Company, subsidiaries of the parent company, any holding company related to Company or its parent and any subsidiaries thereto (collectively, the “Company”).
     2. I further certify that I have complied with all the terms of the Company’s Proprietary Information and Inventions Agreement signed by me, including the reporting of any Inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by said Agreement.
     3. I further agree that I will preserve as confidential, all Proprietary Information as defined in the Proprietary Information and Inventions Agreement, and hereby assign to the Company all rights in inventions, copyrights, trade secrets or trademarks, servicemarks or trademarks, consistent with said Agreement.
     4. I acknowledge and agree that, I have complied with, and will continue to comply with, after the termination of my employment by the Company, all other provisions contained in the Proprietary Information and Inventions Agreement.
Accepted by Employee:

Signature of Employee	Date

Type or Print Name	Social Security Number

Accepted by Compellent Technologies, Inc.

By:

Date

Its:

SCHEDULE 4
RELEASE AGREEMENT
     I understand that this Release, together with the rights to severance payments and benefits set forth in the employment agreement between the Company and me dated June 16, 2008 (the “Employment Agreement”) to which this Release is attached, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Employment Agreement.
     I hereby confirm my obligations under my Proprietary Agreement with the Company.
     Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Department of Labor, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released

Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).
     I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
     I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Employee

Name:

Date: